CLUBHOUSE VIDEOS, INC.
                          (A Development Stage Company)
                                  Balance Sheet
                                  June 30, 2004
                                   (unaudited)


                                     ASSETS

CURRENT ASSETS:

Cash                                                                $    10,926
Inventory                                                               130,285
                                                                    -----------

                     Total current assets                           $   141,211
                                                                    ===========


         LIABILITIES AND DEFICIT IN STOCKHOLDERS' EQUITY


CURRENT LIABILITIES:

Accounts payable                                                    $   768,975
Advance from third party (see note 8)                                   125,000
Loan from officer                                                        10,000
Loans from affiliated companies                                           2,309
Loan from related party                                                  78,219
                                                                    -----------
                     Total current liabilities                          984,503
                                                                    -----------

COMMITMENTS AND CONTINGENCIES (see note 7)

DEFICIT IN STOCKHOLDERS' EQUITY

Convertible preferred stock A, $.0001 par value,
      authorized 10,000,000 shares; issued and
      outstanding 170,000 shares                                             18
Common stock, $.0001 par value, authorized
      200,000,000 shares; issued and outstanding
      49,348,175;                                                         4,935
Additional paid-in capital                                            2,881,282
Deficit accumulated during the development stage                     (3,729,527)
                                                                    -----------

                     Total deficit in stockholders' equity             (843,292)

                                                                    $   141,211
                                                                    ===========


See accompanying notes.



                                                   CLUBHOUSE VIDEOS, INC.
                                                (A Development Stage Company)
                                                  STATEMENTS OF OPERATIONS
                                                         (unaudited)



                                                          Six months ended             Three months ended       From inception,
                                                     --------------------------    -------------------------- September 26, 2001
                                                      June 30,       June 30,       June 30,         June 30,      through
                                                        2004           2003           2004           2003       June 30, 2004
                                                     -----------    -----------    -----------    -----------    -----------
REVENUES:
          Sales                                      $       644    $     6,783    $       644    $     1,315    $    46,978


COST OF GOOD SOLD                                            161          2,225            161            329         12,633
                                                     -----------    -----------    -----------    -----------    -----------

GROSS PROFIT                                                 483          4,558            483            986         34,345


COSTS AND EXPENSES:
          Rights to videos, cds and dvds
           from related party                               --          266,030           --           44,500        989,982
          Consulting fees                                  7,425         47,755           --             --          846,225
          Legal fees                                        --          160,125           --             --          160,125
          Marketing expense                                 --           92,255           --             --          201,315
          Royalties                                         --              993           --              106          9,619
          General and administrative expense              57,798         71,641         17,839         27,340      1,478,606
                                                     -----------    -----------    -----------    -----------    -----------

              Total costs and expenses                    65,223        638,799         17,839         71,946      3,685,872
                                                     -----------    -----------    -----------    -----------    -----------

Net loss before for inventory valuation adjustment       (64,740)      (634,241)       (17,356)       (70,960)    (3,651,527)

Inventory valuation adjustment                              --          (78,000)          --             --          (78,000)

Net loss                                             $   (64,740)   $  (712,241)   $   (17,356)   $   (70,960)   $(3,729,527)
                                                     ===========    ===========    ===========    ===========    ===========

Net loss per share                                   $   (0.0013)   $   (0.0181)   $   (0.0004)   $   (0.0016)   $   (0.1565)
                                                     ===========    ===========    ===========    ===========    ===========


See accompanying notes.




                                     CLUBHOUSE VIDEOS, INC.
                                  (A Development Stage Company)

                               STATEMENTS OF STOCKHOLDERS' EQUITY
                                           (unaudited)



                                              Membership Units              Preferred Stock
                                         --------------------------    -------------------------
                                            Units         Amount         Shares        Amount
                                         -----------    -----------    -----------   -----------
Sale of membership units for cash              10.46    $   104,600            --     $      --
Current period loss                             --             --              --            --
                                         -----------    -----------    -----------   -----------
Balance at December 31, 2001                   10.46        104,600            --            --


Sale of membership units for cash              91.22        912,200            --            --


Membership units issued to related
 parties for expenses                         100.00      1,000,000            --            --
Current period loss                              --             --             --            --
                                          -----------    -----------    -----------   -----------

Balance at December 31, 2002                   201.68     2,016,800            --            --

Sale of membership units for cash               37.24       372,360            --            --


Membership units issued to related
 parties for expenses                            8.00        80,000            --            --
Membership units issued for expenses            23.80       238,075            --            --
Membership units converted to
          Common Stock (see note 6)           (270.72)   (2,707,235)           --            --
Dividend granted to Raven Moon
 shareholders'                                   --             --             --            --
Sale of convertible preferred stock A            --             --          115,000            12
Sale of common stock for cash                    --             --             --            --
Current period loss                              --             --             --            --
                                          -----------    -----------    -----------   -----------

Balance at December 31, 2003                     --             --          115,000            12

Sale of convertible preferred stock A            --             --           55,000             6
Current period loss                              --             --             --            --
                                          -----------    -----------    -----------   -----------
                                                 --      $      --          170,000   $        18
                                          ===========    ===========    ===========   ===========





                                            CLUBHOUSE VIDEOS, INC.
                                         (A Development Stage Company)

                                     STATEMENTS OF STOCKHOLDERS' EQUITY
                                                  (unaudited)



                                              Common Stock          Additional
                                        -------------------------     paid-in      Accumulated
                                          Shares        Amount        Capital        deficit         Total
                                        -----------   -----------   -----------    -----------    -----------
Sale of membership units for cash              --     $      --     $      --      $      --      $   104,600
Current period loss                            --            --            --          (87,979)       (87,979)
                                        -----------   -----------   -----------    -----------    -----------
Balance at December 31, 2001                   --            --            --          (87,979)        16,621


Sale of membership units for cash              --            --            --             --          912,200


Membership units issued to related
 parties for expenses                          --            --            --             --        1,000,000
Current period loss                            --            --            --       (1,914,250)    (1,914,250)
                                        -----------   -----------   -----------    -----------    -----------

Balance at December 31, 2002                   --            --            --       (2,002,229)        14,571

Sale of membership units for cash              --            --            --             --          372,360


Membership units issued to related
 parties for expenses                          --            --            --             --           80,000
Membership units issued for expenses           --            --            --             --          238,075
Membership units converted to
          Common Stock (see note 6)      41,247,974         4,125     2,703,110           --             --
Dividend granted to Raven Moon
 shareholders'                            7,963,075           796          (796)          --             --
Sale of convertible preferred stock A          --            --         114,988           --          115,000
Sale of common stock for cash               137,126            14         8,986           --            9,000
Current period loss                            --            --            --       (1,662,558)    (1,662,558)
                                        -----------   -----------   -----------    -----------    -----------

Balance at December 31, 2003             49,348,175         4,935     2,826,288     (3,664,787)      (833,552)

Sale of convertible preferred stock A          --            --          54,994           --           55,000
Current period loss                            --            --            --          (64,740)       (64,740)
                                        -----------   -----------   -----------    -----------    -----------
                                         49,348,175   $     4,935   $ 2,881,282    $(3,729,527)   $  (843,292)
                                        ===========   ===========   ===========    ===========    ===========


See accompanying notes.




                             CLUBHOUSE VIDEOS, INC.
                          (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS
                                   (unaudited)





                                                                                                              From inception,
                                                        six months ended             Three months ended        September 26,
                                                   --------------------------    --------------------------       2001
                                                     June 30,       June 30,       June 30,       June 30,       through
                                                      2004           2003           2004           2003       June 30, 2004
                                                   -----------    -----------    -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                      $   (64,740)   $  (712,241)   $   (17,356)   $   (70,960)   $(3,729,527)
     Adjustments to reconcile net loss to net
        cash used by operating activities:
              (Increase) in accounts receivables
               - trade                                    --           (2,453)          --             --             --
              Decrease (increase)  in inventory            161       (124,050)           161          2,225       (130,285)
              Increase in accounts payable                 600           --             --             --          768,975
              Membership units issued to related
               party for expenses                         --           80,000           --             --        1,080,000
              Membership units issued to others
               for expenses                               --          238,075           --             --          238,075
                                                   -----------    -----------    -----------    -----------    -----------
                Net cash (used) by operations          (63,979)      (520,669)       (17,195)       (68,735)    (1,772,762)


CASH FLOWS FROM FINANCING ACTIVITIES
     Sales of membership units                            --          372,360           --             --        1,389,160
     Sale of convertible preferred stock A              55,000         70,000          5,000         70,000        170,000
     Sales of common stock                                --             --             --             --            9,000
     Advance from third party                             --          125,000           --             --          125,000
     Proceeds from loan from officer                    10,000           --           10,000           --           10,000
     Proceeds from (repayment of) loan from
       affiliated company                              (21,600)          --             --             --            2,309
     Proceeds from (repayment of) loan from
       related party                                    29,933            912           --            5,912         78,219
                                                   -----------    -----------    -----------    -----------    -----------
                Net cash provided by financing
                  activities                            73,333        568,272         15,000         75,912      1,783,688
                                                   -----------    -----------    -----------    -----------    -----------

         Net increase (decrease) in cash                 9,354         47,603         (2,195)         7,177         10,926

         Cash at beginning of period                     1,572          6,473         13,121         46,899           --

         Cash at end of period                     $    10,926    $    54,076    $    10,926    $    54,076    $    10,926
                                                   ===========    ===========    ===========    ===========    ===========

                 NON - CASH FINANCING ACTIVITIES
                 -------------------------------

Membership units converted to Common stock
 (see note 7)                                      $      --      $ 2,707,235    $      --      $ 2,707,235    $ 2,707,235
                                                   ===========    ===========    ===========    ===========    ===========


See accompanying notes.


                             CLUBHOUSE VIDEOS, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 2004 and 2003
                                   (unaudited)


Note 1 -- SPINOFF AND BASIS OF PRESENTATION

In January 2003, the Board of Directors of Raven Moon Entertainment, Inc. (Raven
Moon) announced that it planned to spin off the business conducted through Raven Moon Home Video Products, LLC to Raven Moon shareholders (the "Spinoff"). This Spinoff occurred on April 25, 2003 and was accomplished by forming Clubhouse Videos, Inc. (the "Company"), transferring the stock of Raven Moon Home Video Products, LLC to Clubhouse Videos, Inc. and then distributing all of the shares of common stock of Clubhouse Videos, Inc. to individuals with investment units in Raven Moon Home Video Products, LLC and to Raven Moon shareholders. Raven Moon Home Video Products, LLC was subsequently liquidated. Individuals with investment units received 152,362 shares of common stock of Clubhouse Videos, Inc. for each unit. Raven Moon shareholders of record as of March 7, 2003 received one share of Clubhouse Videos, Inc. common stock for every one hundred shares of Raven Moon Common Stock.

The accompanying unaudited financial statements of Clubhouse Videos, Inc. include substantially all of the revenues, and expenses of the business conducted through Raven Moon's subsidiary, Raven Moon Home Video Products, LLC. The unaudited financial statements have been prepared on the historical cost basis, and present the Company's results of operations and cash flows as derived from Raven Moon's historical financial statements. This information reflects all adjustments which are, in the opinion of management, necessary for a fair statement of the unaudited results of operations and cash flows of Clubhouse Videos, Inc. for the six-month period ended June 30, 2003 and the period from inception, September 26, 2001, through June 30, 2004. The adjustments have been of a normal recurring nature.

NOTE 2 -- DESCRIPTION OF THE COMPANY

Clubhouse Videos, Inc is primarily engaged in the manufacture, marketing, selling and distributing Family Values and Christian-oriented video entertainment products. The market for these products is expected to be worldwide, although the company will devote most of its efforts within the continental United States. Since its inception, the Company has generated limited revenues from operations and is subject to all the risks, expenses, delays and difficulties encountered in the development stage. As a result, there can be no assurance as to when, or if the Company will achieve future profitable operations.

                             CLUBHOUSE VIDEOS, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 2004 and 2003
                                   (unaudited)


NOTE 3 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION - Revenue from distribution of video entertainment products and plush toys is recognized upon receipt of payment or delivery of product, which does not vary significantly from the time the products are shipped.

INVENTORY - Inventory consists of various video entertainment products recorded on CDs and plush toys. Inventories are stated at the lower of cost or market, with cost being determined by the first-in, first-out method.

RIGHT TO VIDEOS, CDs and DVDs - The Company has an exclusive and limited license to manufacture, market and sell fourteen "Gina D's Kids Club" videos, CDs and DVDs produced by Raven Moon Entertainment, Inc, a related party and the former parent of the company. This license was purchased in 2003 and paid for in cash. Because the Company cannot demonstrate through its experience the ultimate revenue from the video entertainment products it has elected to expense all costs associated with the Rights to videos, CDs and DVDs. (See Note 7.)

MANAGEMENT ESTIMATES - Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates.

INCOME TAXES - The Company has incurred approximately $3,730,000 net operating losses that may be carried forward and used to reduce taxable income in future years. Deferred tax assets created by the net operating losses are offset by an equal valuation allowance.

RECLASSIFICATIONS -- Certain amounts reported in previous years have been reclassified to the 2003 financial statement presentation.

NEW ACCOUNTING PRONOUNCEMENTS

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except as specified and for hedging relationships designated after June 30, 2003. The Company does not anticipate that the adoption of this statement will have any material impact on the balance sheet or statement of operations.

                             CLUBHOUSE VIDEOS, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 2004 and 2003
                                   (unaudited)


NOTE 3 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)


In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS 150 requires that certain financial instruments, which under previous guidance were accounted for as equity, must now be accounted for as liabilities. The financial instruments affected include mandatory redeemable stock; certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. SFAS 150 is effective for all financial instruments entered into or modified after May 31, 2003. Otherwise it will become effective at the beginning of the first interim period beginning after June 15, 2003. The Company anticipates that the adoption of this statement will not have any material impact on the balance sheet or statement of operations.

In December 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities--Amended". FIN 46 requires us to consolidate a variable interest entity if we are subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company does not currently have any variable interest entities and, accordingly, the adoption of FIN 46 did not have a significant impact on the Company's financial position or results of operations.

In November 2003, during discussions on EITF Issue No. 03-01, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments," the EITF reached a consensus which requires certain quantitative and qualitative disclosures for debt and marketable equity securities classified as available-for-sale or held-to-maturity under SFAS 115 and SFAS 124 that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. The consensus on quantitative and qualitative disclosures is effective for fiscal years ending after December 15, 2003 and comparative information for earlier periods presented is not required. The Company currently does not have any impaired investments and thus the adoption of this consensus did not have a material impact on the financial statements.

                             CLUBHOUSE VIDEOS, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 2004 and 2003
                                   (unaudited)


Note 4 -- NET LOSS PER SHARE

Net (loss) per share is computed using the weighted-average number of common shares outstanding during the period. Membership units were converted into common stock on April 25, 2003 at a conversion rate of one unit is equivalent to 152,362 shares of stock. Potentially dilutive securities consist of contingently issued shares, the common shares issuable upon conversion of preferred stock (using the "if converted" method) and shares issuable upon the exercise of stock options. Potentially dilutive securities are excluded from the computation if their effect is anti-dilutive. The following table reconciles the denominator for the net (loss) per share computation:

     Period                      Average                        Weighted average
                             Membership units                         Shares
June 2003                       Converted                           39,358,402
June 2004                       Converted                           49,348,175
From Inception                   156.45                             23,837,556

Note 5 -- BUSINESS AND OPERATIONS

The Company is currently working to establish the following lines of business:

                           Home Video and Television Sales
                           Internet Retail Sales
                           Music CD Sales
                           Plush Toy Sales

These financial statements are prepared on a going concern basis that assumes that the Company will be able to realize assets and discharge liabilities in the normal course of business. Accordingly, it does not give effect to adjustments, if any, that would be necessary should the Company be unable to continue as a going concern and therefore be required to realize assets and liquidate its liabilities, contingent obligations and commitments in other than the normal course of business and the amounts which may be different from those shown in these financial statements. The ability to continue as a going concern is dependent on its ability to:

                           Obtain additional debt and equity financing.
                           Generate profitable operations in the future.

                             CLUBHOUSE VIDEOS, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 2004 and 2003
                                   (unaudited)


Note 5 -- BUSINESS AND OPERATIONS (continued)

The Company has initiated several actions to generate working capital and improve operating performances, including equity and debt financing, cost reduction measures and completion of a private placement offering. Through June 30, 2004 the Company raised $170,000 to fund current operations. (See Note 8.) There can be no assurance that the company will be able to successfully implement its plan, or if successfully implemented, the Company will achieve its goals. Furthermore, if the Company is unable to raise additional funds it may be required to reduce its workforce, reduce compensation levels, reduce dependency on outside consultants, modify its growth and operating plans, and even be forced to terminate operations completely.

Note 6 -- RELATED PARTY TRANSACTIONS

Subsequent to the spin-off on April 25, 2003 a control relationship existed with the following individuals and entities:

         Joseph and Bernadette DiFrancesco, the owners of WEE-OOO, Ltd Gina Mouery, Joseph and Bernadette DiFrancesco's daughter David Mouery, Gina Mouery's husband, President and CEO of the Company, and the company they own, Beyond the Kingdom
         Raven Moon Entertainment, Inc., Joseph and Bernadette DiFrancesco are officers and directors

These individuals and entities combined owned 30,759,262 shares of common stock subsequent to the spin-off on April 25, 2003, which represents 63% of the outstanding stock.

As of June 30, 2004 and 2003 Raven Moon Entertainment, Inc. owned 5,932,062 shares of common stock.

On November 29, 2002, the Company entered into an agreement whereby the company granted to Joseph and Bernadette DiFrancesco (principal stockholders of Raven Moon Entertainment, Inc.) a nonrefundable grant of 100 membership units valued at $1,000,000 in exchange for a one year exclusive option to the program, certain cartoon characters and music publishing rights related to songs written and used in "Gina Ds Kids Club Show" which have been created by Joseph and Bernadette DiFrancesco. Because the Company cannot demonstrate through its experience the ultimate revenue from the video entertainment products it has elected to charge option rights to intellectual properties $1,000,000 during 2002. On April 25, 2003 the units were converted into 15,236,200 shares of common stock.

                             CLUBHOUSE VIDEOS, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 2004 and 2003
                                   (unaudited)


Note 6 -- RELATED PARTY TRANSACTIONS (continued)

Raven Moon Entertainment, Inc. retired its debt of $2,334,235 to the Membership Units of Raven Moon Home Video Products, LLC and its debt to the Company of $810,018 in exchange for an exclusive and limited license to manufacture, market and sell nine videos, CDs and DVDs produced by Raven Moon Entertainment, Inc, a related party and the former parent of the company, in connection with "Gina D's Kids Club" Video, CD and DVD products. This conversion is disclosed on the statement of stockholders' equity as a conversion of Membership Units to Common Stock and as a non cash financing activity in the statements of cash flow.

         Balance per the financial statements                        $2,707,235
         Membership Units owned by Raven Moon Entertainment, Inc.       368,000
                                                                     ----------

         Debt retired by Raven Moon Entertainment, Inc.              $2,334,235
                                                                     ==========

The rights to future products purchased by the Company from Raven Moon Entertainment, Inc. will approximate $300,000 per episode of Gina D's Kids Club and $100,000 per new music CD plus 25% of the gross sales of the products.

The company purchased its inventory from JB Toys, Inc, a wholly owned subsidiary of Raven Moon Entertainment, Inc. (the Company's former Parent) for approximately $208,000. The inventory consists of videos, CDs, DVDs, and primarily plush toys, was purchased by the JB Toys, LLC for approximately $130,000. The inventory includes approximately 40,000 plush toys and they have a cost of approximately $5.00 per unit and a sales price of $19.95 per unit plus shipping. Since this transaction was with a subsidiary of Raven Moon Entertainment, Inc. and the Company is a spin-off of Raven Moon Entertainment, Inc., the Company believes it is appropriate to revalue their inventory to the costs of goods sold paid by JB Toys, LLC. Therefore, the Company has recorded an inventory valuation adjustment for $78,000 as a non-operating expense in 2003.

On April 20, 2003, the Company entered into an Executive Administration, Sales and Marketing Consulting Agreement with Joseph DiFrancesco for a three year term with two one year options. This agreement was amended on April 4, 2004. In years one, two and three a draw of $750,000 in cash or registered stock at a 50% discount of the 10 day average bid price against a 15% commission for any sales generated by Joseph DiFrancesco. On April 26, 2004, this agreement was terminated. To compensate Joseph DiFrancesco for the services he performed, the Company agreed to issue $750,000 of common stock. This compensation has been included in accounts payable at June 30, 2004 and December 31, 2003, respectively, and in consulting fee expense for the year ended December 31, 2003.

                             CLUBHOUSE VIDEOS, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 2004 and 2003
                                   (unaudited)


Note 6 -- RELATED PARTY TRANSACTIONS (continued)

On May 1, 2003, the Company entered into a talent agreement with Gina Mouery (daughter of Bernadette and Joseph DiFrancesco and married to David Mouery, President and CEO of the Company) for a five-year period with an option for an additional five years. For personal appearances to promote products, Gina Mouery will receive either a monthly advance of $20,000 in cash or $20,000 of registered stock per month at 50% of the 10 day average closing bid price of 60 months against a 5% commission on gross revenue received by the Company for these products. In addition, she will be reimbursed for any prior out of pocket expenses incurred by her in promoting these products. On April 26, 2004, the talent agreement with Gina Mouery was terminated by mutual agreement with no compensation being paid or due.







Note 7 -- COMMITMENTS AND CONTINGENCIES

On March 3, 2003, the Company executed a contract with a Media Company that includes an advance payment of $250,000. Two payments of $125,000 each are to be made. The first payment of $125,000 was received and is recorded as a liability and the second payment of $125,000 when the company orders approximately 1,000,000 pieces of product. The product to be ordered will consist primarily of Plush Toys. The repayment of the advance will be added to the cost of products the Company orders at the rate of $.20 per item, plus the regular cost of the product.

On June 6, 2003, the Company entered into a Sales and Marketing Consulting Agreement with Greg Chapin for a one-year term with two one year options. This agreement was amended on April 9, 2004. Greg Chapin will initiate contact with nonprofit organizations, studios, television and entertainment executives for the Company that could potentially increase sales of the Companies products and merchandise. In year one, a draw of $1,500 in cash or registered stock and $250,000 of registered stock at a 50% discount of the 10 day average bid price against a 15% commission for any sales or marketing services generated by the individual.

                             CLUBHOUSE VIDEOS, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 2004 and 2003
                                   (unaudited)


Note 8 -- PRIVATE PLACEMENT OFFERING

The Company has plans to raise a minimum of $400,000 and a maximum of $1,000,000 in a private placement offering. The Company is offering Convertible Preferred Stock A and a Convertible Preferred Stock B units for $10,000. Investors in the first $400,000 will be issued Convertible Preferred Stock A and investors in the remaining $600,000 will be issued Convertible Preferred Stock B. The conversion premium for Convertible Preferred Stock A is 125% and for Convertible Preferred Stock B is 115%. Conversion is based upon the amount invested divided by the average close price for the first 29 days of trading, then adjusted by the conversion premium. Conversion is mandatory and will occur automatically on the thirtieth day of trading. These shares are restrictive until the registered filing by the Company with the SEC. All preferred shareholders have rights to be included in the first registration that the Company files with the SEC.

For the six-month period ended June 30, 2004 and 2003 the Company has raised $55,000 and $70,000 respectively, through the sale of Convertible Preferred Stock A. The Company has sold $170,000 of Convertible Preferred Stock A.

Note 9 -- STOCK OPTION PLAN

The Company established a stock option plan for its executives, consultants, key employees, directors and its affiliates. (The "2003 Stock Option Plan".) The 2003 Stock Option Plan allows for incentive stock options to be granted to future participants at a price not less than 100% of the market value per share on the date of the grant. No options have been granted to employees under this plan.